EXHIBIT 4

November 15, 2007

Board of Directors

Radyne Corporation

c/o Corporate Secretary

3138 East Elwood Street

Phoenix, AZ 85034

                    Re:      Request for Inspection of Books and Records of Radyne Corporation

Dear Radyne Directors:

Discovery Equity Partners, L.P. (“Discovery”) reiterates its demand for access to Radyne Corporation’s books and records.

Discovery received the attached letter from legal counsel to Radyne claiming that our original Demand Letter did not provide “… documentary evidence of beneficial ownership of Radyne stock…”.  We disagree with this assertion, as we provided a copy of our Amendment No. 1 to schedule 13D dated September 12, 2007.   However, the following enclosed documents will provide further evidence of Discovery’s beneficial ownership of Radyne stock:

1.               A copy of Discovery Equity Partners’ brokerage account statement dated October 31, 2007

2.               A letter of verification from Discovery Equity Partners’ broker

Discovery Equity Partners is also a shareholder of record.  On November 8, 2007 certificate #1177 was processed through Registrar and Transfer Company.

In addition, as I communicated in a phone conversation with Chairman Waylan earlier this week, our request has a clear and proper purpose. Discovery demands access to the information described in the original Demand Letter to use as basis for further discussions with the Board and other shareholders regarding the future of the Company.  To elaborate, Discovery plans to use the information to objectively evaluate whether the Radyne Board has discharged its fiduciary duty and thoroughly considered strategic alternatives available to the company.

As I explained to Chairman Waylan, a review of this information is essential to us as shareholders of Radyne.  For example, if we are satisfied with the Board’s review, we may support the current Directors and their continued oversight of Radyne management.  However, if our review determines that the actions taken have been improper or inadequate, we may seek alternative Directors to represent us and other shareholders.

The undersigned affirms that the statements made in this letter are true, and that the documentary evidence of ownership enclosed herewith is a true and correct copy of what it purports to be, under penalty of perjury under the laws of the United States.

We look forward to your prompt response.

Sincerely,

Discovery Equity Partners, L.P.

By:	Discovery Group I, LLC,
its General Partner

By:	/s/ Michael R. Murphy
Michael R. Murphy
Managing Member

Enclosures

cc:           Steven D. Pidgeon, DLP Piper US LLP